Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2018 FOURTH-QUARTER AND

FULL-YEAR RESULTS

MONROE, Mich., June 19, 2018—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2018 full year and fourth quarter ended April 28, 2018.

Fiscal 2018 fourth quarter:

•                  Consolidated sales for the fourth quarter increased 1.8% to $420.0 million;

•                  Earnings per diluted share attributable to La-Z-Boy Incorporated increased 26.3% to $0.72 and included a $0.06 per share benefit related to tax reform;

•                  Consolidated operating margin increased to 10.9% from 10.5% in last year’s fourth quarter;

•                  The company generated cash from operating activities of $24.6 million during the quarter;

•                  The company returned $16.3 million to shareholders through share purchases and dividends; and

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® network increased 3.9%.

Fiscal 2018 full year:

•                  Consolidated sales for the full fiscal 2018 year increased 4.2% to $1.58 billion;

•                  Earnings per diluted share attributable to La-Z-Boy Incorporated were $1.67 versus $1.73 in the prior year. The reduction in the current year was primarily due to tax reform charges;

•                  Consolidated operating margin was 8.2% versus 8.8% in the prior-year period, with the reduction in the current year primarily the result of inflationary pressures, including raw materials and transportation;

•                  The company generated cash from operating activities of $115.8 million for the year;

•                  The company returned $78.7 million to shareholders through share purchases and an increased dividend; and

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® network for the full fiscal 2018 year increased 2.3%.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “For fiscal 2018, we increased sales 4.2% and delivered an 8.2% consolidated operating margin, driven by solid performance in all three business segments. We generated $116 million in cash from operating activities and returned a combined total of almost $79 million to shareholders through share purchases and an increased dividend. Strong cash generation also funded $36 million in capital expenditures which included four large capital projects across the company, primarily designed to strengthen our operations and competitive positioning. With the most recognized brand in the industry, a solid balance sheet and world-class supply chain, we are executing a dual growth strategy focused on growing our core La-Z-Boy brand through existing channels, while leveraging our supply chain to develop a greater presence in online channels as we look to attract a new and younger consumer.”

Sales in the company’s upholstery segment increased 0.6% to $327.2 million and the operating margin was 12.8% compared with 13.7% in last year’s fourth quarter.  In the casegoods segment, sales increased 17.5% to $30.6 million and the operating margin increased to 9.2% from 7.8%. Sales in the retail segment increased 3.0% to $121.5 million and the operating margin increased to 6.6% from 6.5%. On the core base of 138 stores included in last year’s fourth quarter, delivered sales declined 1.1% versus the prior year.

Darrow commented, “For the quarter, we posted a 12.8% operating margin in our upholstery segment.  Throughout this inflationary period, we continue to modify our business plan and make necessary price adjustments in the face of increased raw materials and transportation cost pressures. At the same time, we are mindful of achieving a proper balance between raw material costs and selling prices and believe we are offering consumers innovative products with a compelling value proposition. Against that backdrop, we are pleased with our operating margin performance for the quarter. On the product side, the power category remains popular and is growing while our new duo™ collection continues to outpace expectations. With strong appeal, it has quickly become a significant collection within our assortment.  Supply chain initiatives put into place throughout our manufacturing operations have greatly increased productivity and improved our already excellent quality. As our team works to drive volume, we expect to further leverage the efficiencies of our operations.”

Darrow added, “The casegoods group continues to deliver exceptional sales and operating margin performance driven by on-trend product collections, which are resonating with consumers. At the same time, the business is providing excellent service to dealers through a reliable in-stock position on best sellers and quick shipping which is allowing us to expand our floor space with existing accounts and open new accounts across the country. We are pleased with the segment’s performance and believe it is well positioned for ongoing growth and market share gains.”

Darrow said, “In the retail segment, we opened one new La-Z-Boy Furniture Galleries® store during the quarter and closed two. The segment’s operating margin for the fourth quarter was the highest of all four quarters in the fiscal year, and above last year’s fourth quarter. As consumers visit our stores, we are able to provide them with a differentiated and compelling La-Z-Boy Furniture Galleries® store experience, including our complimentary design services which, along with custom orders, drove the improved average ticket and operating margin for the period.”

La-Z-Boy Furniture Galleries® Store Network

In the fourth quarter of fiscal 2018, same-store written sales increased 3.9% versus last year’s fourth quarter for the La-Z-Boy Furniture Galleries® store system, which includes both company-owned and independent-licensed stores. For the full fiscal 2018 year, same store written sales for the La-Z-Boy Furniture Galleries® store network increased 2.3%.

For the fourth quarter of fiscal 2018, total written sales from new and closed stores increased 5.4% compared with the fourth quarter of fiscal 2017. For the full fiscal 2018 period, total written sales from new and closed stores increased 4.2% versus fiscal 2017.

Darrow commented, “The La-Z-Boy Furniture Galleries® store network posted its fifth consecutive quarterly written same-store sales increase. Across the network, 20 projects were completed in fiscal 2018, including new stores, relocations and remodels. Throughout the year, we significantly upgraded the quality of the La-Z-Boy Furniture Galleries® network and ended the year with a total of 350 stand-

alone stores, with 132 in the new concept design format. For fiscal 2019, we are planning for approximately 24 projects to be completed and we expect to end the year with about 154 stores in the new concept design format and 355 in total.”

The tables below summarize the store projects for the network in fiscal 2018 and provide a projection for activity during fiscal 2019.

FISCAL 2018 STORE ACTIVITY

	Total FY17	New	Closed	Acquired	Total FY18	Remodel	Relocation
Company-owned	143	6	(4)	1	146	—	—
Dealer-owned	204	4	(3)	(1)	204	7	3
Total	347	10	(7)	—	350	7	3

FISCAL 2019 PROJECTED* STORE ACTIVITY

	Total FY18	New	Closed	Total FY19	Remodel	Relocation
Company-owned	146	2	(2)	146	3	—
Dealer-owned	204	6	(1)	209	9	3
Total	350	8	(3)	355	12	3

*Projects anticipated to be completed.

Darrow continued, “The future for La-Z-Boy Incorporated is promising as we execute strategic initiatives to drive growth, deliver top-quartile profitability performance within the industry, and provide increasing returns to shareholders. We are making strategic investments across the company to ensure we remain a leader in the dynamic marketplace while delivering an enhanced customer experience through a combination of investments in online, in-store and in-home design options and services. Our consistent cash flow enables us to continue to invest in our brand and world-class global supply chain which we believe is a key to long-term success and meaningful financial returns for investors while providing the ability to pursue a multi-faceted e-commerce strategy to capture a new and younger consumer.  During the summer months, the furniture industry typically experiences weaker demand, and the majority of our plants shut down for one week of vacation and maintenance in July, during the first quarter.  Accordingly, the first quarter is usually the company’s weakest in terms of sales and earnings.”

2017 Tax Cuts and Jobs Act

Results for the fourth quarter of fiscal 2018 included a $0.06 per share benefit related to tax reform, or $2.8 million. This primarily related to adjustments of income tax expense recorded in the third quarter of fiscal 2018 for the estimated effects of the transition tax on the deemed repatriation of foreign earnings and to adjust the company’s re-measurement of certain deferred taxes and related amounts. Based on the company’s current interpretation of the tax reform legislation, it made reasonable estimates to record provisional adjustments during the fourth quarter of fiscal 2018. Since the company is still accumulating and processing data to finalize the underlying calculations and expects regulators to issue further guidance, among other things, it believes its estimates may change. The company will continue to refine such amounts within the measurement period allowed, which is not to extend beyond one year of the enactment date.

Balance Sheet and Cash Flow

During the quarter, the company generated $24.6 million in cash from operating activities. La-Z-Boy ended the year with $134.5 million in cash and cash equivalents, $34.4 million in investments to enhance returns on cash, and $2.4 million in restricted cash. During fiscal year 2018, the company had $36.3 million in capital expenditures, invested $16.5 million to fund our prior-year acquisition of the La-Z-Boy wholesale business in the U.K. and Ireland and to acquire an independent La-Z-Boy Furniture Galleries® organization, paid $22.0 million in dividends, and spent $56.7 million purchasing 2.0 million shares of stock, including 0.4 million in the fourth quarter, in the open market under its existing authorized share purchase program, leaving 6.7 million shares of purchase availability in the program.

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, June 20, 2018, at 8:30 a.m. eastern time. The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

The call will be webcast live, with corresponding slides, and archived on the Internet.  It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at 877.481.4010 and to international callers at 919.882.2331. Enter Conference ID #10453.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) changes in the stock market impacting our profitability and our effective tax rate; (i) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (j) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment or trade policies, including new or increased duties, tariffs, retaliatory tariffs, trade limitations and termination or renegotiation of the North American Free Trade Agreement; (k) adoption of new accounting principles; (l) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure, transport or import, or material increases to the cost of transporting or importing, fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) information technology conversions or system failures and our ability to recover from a system failure; (o) effects of our brand awareness and marketing programs; (p) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (q) litigation arising out of alleged defects in our products; (r) unusual or significant litigation; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (t) the ability to increase volume through our e-commerce initiatives; (u) the impact of potential goodwill or intangible asset impairments; and (v) those matters discussed in Item 1A of our fiscal 2018 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy upholstery segment companies are England and La-Z-Boy. The casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned retail segment includes 146 of the 350 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 350 stand-alone La-Z-Boy Furniture Galleries® stores and 535 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.